Exhibit 10.1

BURGERFI INTERNATIONAL, INC.

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into effective as of the 26th day of February, 2021, by and between BURGERFI INTERNATIONAL, INC., a Delaware corporation (the “Company”) and MICHAEL RABINOVITCH, an individual (“Executive”).

RECITALS

WHEREAS, on the terms and subject to the conditions hereinafter set forth, the Company desires to engage Executive as its Chief Financial Officer, and Executive desires to work with the Company to render the Executive’s duties (set forth in Section 3 below) to the Company.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.    Recitals and Exhibits. The foregoing recitals and any exhibits referred to herein and attached hereto are true and correct and are incorporated herein by this reference.

2.    Engagement. In exchange for the compensation set forth in Section 5 below and subject to the other terms and conditions hereinafter set forth, the Company hereby engages Executive as its Chief Financial Officer, to render the duties set forth in Section 3 hereof as an at-will Executive of the Company and Executive hereby accepts such engagement. Notwithstanding the foregoing, Executive and the Company agree that Executive will commence employment with the Company on the Effective Date, but Executive will not assume the title of Chief Financial Officer until April 1, 2021 (or such earlier date as the parties may agree).

3.    Executive’s Duties. Subject to the terms and conditions herein, and for the Term (as hereinafter defined), Executive shall serve as the Company’s Chief Financial Officer, working under the direction of the Executive Chairman and the Chief Executive Officer of Company.

3.1    Executive shall perform the duties consistent with Executive’s title and position and such other duties commensurate with such position and title as shall be specified or designated by the Company from time to time. The principal place of performance by Executive of Executive’s duties hereunder shall be the Company’s corporate offices in Palm Beach County, Florida, or such other location of the corporate offices from time to time, although Executive may be required to reasonably travel outside of such area in connection with the performance of Executive’s duties.

3.2    Executive agrees to comply with all applicable laws and governmental rules, orders and regulations, and to conduct its business and activities so as to maintain and increase the goodwill and reputation of the Company.

3.3    Executive acknowledges that the Company’s interest in maintaining and promoting the Company’s reputation for quality and service. From time to time, the Company may establish reasonable policies, procedures and requirements that will be applicable and disseminated to its employees and management personnel. Executive hereby agrees to strictly comply with all such policies, procedures and requirements.

3.4    If requested by the Company’s Executive Chairman or Chief Executive Officer and appointed by the Company’s board of directors, Executive shall serve as a member of the board of directors for no additional compensation.

3.5    Subject to the proviso below, Executive shall devote his entire business time, energy and skill to Executive’s services under this Agreement.

3.6    Executive will use his best efforts to promote and serve the interests of the Company and perform Executive’s duties and obligations hereunder in a diligent, trustworthy, businesslike, efficient and lawful manner.

3.7    Executive will not engage in any activity that, directly or indirectly, impairs or conflicts with the performance of Executive’s obligations and duties to the Company, provided, however, that the foregoing shall not prevent Executive from serving on the board of directors of one public company, managing Executive’s personal affairs and passive personal investments and participating in charitable, civic, educational, professional or community affairs, so long as, in the aggregate, any such activities do not unreasonably interfere or conflict with Executive’s duties hereunder or create a potential business or fiduciary conflict with the Company, as reasonably determined by the Company.

4.     Term. Executive’s employment hereunder shall commence on the date hereof (the “Commencement Date”) and shall continue until terminated as provided for in Section 6 below. As used herein the term “Employment Period” means the period of Executive’s employment hereunder (regardless of whether such period ends prior to the end of the Term and regardless of the reason for Executive’s termination of employment hereunder).

5.    Compensation. As compensation in full for the performance of Executive’s duties hereunder, Executive shall receive the following:

5.1    Salary. An annual salary of $240,000.00, subject to applicable withholdings and deductions and paid in installments in accordance with the Company’s normal payroll practices for its senior management. Such annual salary shall be subject to review at the end of each year of the Employment Period by the compensation committee of the board of directors in consultation with the Executive Chairman and the Chief Executive Officer.

5.2    Performance Bonus. Executive will be eligible to receive performance bonuses from time to time during the Term of this Agreement at such times and in such amounts as determined by the compensation committee of the board of directors in its sole discretion, in consultation with the Executive Chairman and the Chief Executive Officer.

5.3    Restricted Stock. On the Effective Date, the Company will grant a restricted stock grant of 130,000 shares of the Company’s common stock under its Omnibus Incentive Plan, (the “Restricted Stock Grant”). The Restricted Stock Grant shall vest in four annual installments of 25,000 shares, 30,000 shares, 35,000 shares and 40,000 shares on the first, second, third and fourth anniversaries of the Commencement Date, respectively for each of the first four years of employment with the Company, subject to Executive’s achievement of the Key Performance Indicators set forth on Exhibit A hereto, so long as Executive is still an employee in good standing at the time of each such anniversary, subject to the terms and conditions of the Restricted Stock Purchase Agreement annexed hereto as Exhibit B. Shares issued upon such grant not be sold, transferred or conveyed for a twelve-month period following the date upon which they vest, provided, however, that Executive may annually publicly sell such portion of his vested shares necessary to cover Executive’s federal income tax obligations arising from the issuance of such shares to Executive.

5.4    Benchmark Restricted Stock. On the Effective Date, the Company will grant a restricted stock grant of 100,000 shares of the Company’s common stock under its Omnibus Incentive Plan, (the “Benchmark Restricted Stock Grant”), which will vest upon achievement by the Company of the following benchmarks: (i) 20,000 shares, if during calendar year 2021 the last reported closing price of Company’s common stock for any twenty (20) trading days within any consecutive thirty (30) trading day period is greater than or equal to $19.00 per share; (ii) 20,000 shares, if during calendar year 2022 the last reported closing price of the Company’s common stock for any twenty (20) trading days within any consecutive thirty (30) trading day period equals or exceeds $19.00 per share; (iii) 20,000 shares, if during calendar year 2023 the last reported closing price of the Company’s common stock for any twenty (20) trading days within any consecutive thirty (30) trading day period is greater than or equal to $22.00 per share; and (iv) 40,000 shares, if during calendar year 2024 the last reported closing price of the Company’s common stock for any twenty (20) trading days within any consecutive thirty (30) trading day period is greater than or equal to $25.00 per share. Vesting of the Benchmark Stock grant shall also be contingent upon Executive is still being an employee in good standing at the time of the vesting of each installment, subject to the terms and conditions of the Restricted Stock Purchase Agreement annexed hereto as Exhibit B. Shares issued upon such grant shall not be sold, transferred or conveyed for a twelve-month period following the date upon which they vest, provided, however, that Executive may annually publicly sell such portion of his vested shares necessary to cover Executive’s federal income tax obligations arising from the issuance of such shares to Executive.

5.5    Benefits. The right to receive or participate in all employee benefit programs and perquisites generally established by the Company from time to time for Executives similarly situated to Executive, subject to the general eligibility requirements and other terms of such programs and perquisites, and subject to the Company’s right to amend, terminate or take other similar action with respect to any such programs and perquisites.

5.6    Vacation and Other Paid Time Off. Four (4) weeks of paid vacation, as well as sick days and any other paid time off, each year in accordance with then current Company policy. Executive shall be entitled to an additional week of paid vacation following the first anniversary of the Commencement Date and another week after the third anniversary.

5.7    Car Allowance. Executive shall be entitled to a monthly car allowance of $1,200 during the Term, payable together with Executive’s salary installments hereunder.

5.8    Relocation Allowance. Executive shall be entitled to reimbursement of up to $40,000 of costs incurred by Executive in connection with the sale of his former residence or relocation costs for up to thirty-six (36) months from the Commencement Date.

5.9    Change in Control. If there is a Change of Control during the time Executive is still an employee in good standing, all unvested installments of the Restricted Stock Grant and the Benchmark Restricted Stock Grant shall be deemed to have vested immediately prior to the Change of Control. A “Change of Control” means the sale of all or substantially all the assets of Company; any merger, consolidation or acquisition of the Company with, by or into another corporation, entity or person; or any change in the ownership of more than fifty percent (50%) of the voting capital stock of the Company in one or more related transactions.

6.    Termination. This Agreement shall be for at-will employment and shall continue until this Agreement and Executive’s employment is terminated as set forth in this Section 6.

6.1    Executive’s engagement and rights hereunder may be terminated as follows:

(i)    By the Company or the Executive, following at least thirty (30) days’ written notice to the other party (which period may be shortened or waived by the party receiving notice); or

(ii)    By the Executive for “Good Reason” following at least thirty (30) days’ written notice to the Company (which period may be shortened or waived by the party receiving notice); or

(iii)    By the Company or Executive, as the case may be, immediately upon a material breach of this Agreement that, if possible to be cured, has gone uncured for at least thirty (30) days following written notice thereof; or

(iv)    By the written agreement of the Company and Executive.

6.2    Upon termination of this Agreement by the Company or Executive, the Company shall pay Executive all compensation earned by Executive as of the date of termination and as set forth in Section 6.3 below.

6.3    Upon termination of this Agreement by the Company without cause or by Executive for Good Reason, all unvested portions of the Restricted Stock Grant and the Benchmark Restricted Stock Grant for the year in which termination occurs shall be deemed to have been earned and vested immediately before such termination. This Section 6.3 shall survive the termination of this Agreement and Executive’s engagement hereunder.

6,4    As used in this Agreement, “Good Reason” shall mean Executive’s resignation if after twelve (12) months from the Commencement Date, if (i) Executive is not satisfied with his compensation package at that time; or (ii) Executive’s title or duties are materially adversely modified without Executive’s consent.

6.5    Upon termination, Executive shall:

(i)    Deliver to the Company all documents, data, records, and all other materials which are provided by the Company to Executive, including any Confidential Information (as hereinafter defined);

(ii)    Take all such reasonable actions as shall be requested in writing from time to time by the Company consistent with the foregoing and for the orderly transition of the services provided by Executive to either the Company or to a new employee, in the discretion of the Company.

7.    Confidential Information and Competition. Executive has entered into that certain Agreement Regarding Confidential Information and Prohibiting Competition attached hereto as Exhibit C, the terms and conditions of which are hereby incorporated by this reference and agrees that nothing herein shall limit or restrict the obligations of Executive thereunder or enforcement of the terms thereof. As used herein, the term “Confidential Information” shall have the meaning set forth in the Agreement Regarding Confidential Information and Prohibiting Competition. This Section 7 shall survive the termination of this Agreement and Executive’s engagement hereunder.

8.    Trade Names and Trademarks. Executive agrees that he will use only such trade names, trademarks or other designations of the Company or any simulations thereof as may be authorized in writing by the Company. All such use shall be in accordance with the Company’s instructions and any such authorization may be withdrawn or modified at any time. Executive will, in the event this Agreement is terminated, cease all use of any of the Company’s trade names, trademarks or other designations or other simulations thereof. Executive will not register or attempt to register or assert any right of ownership in any of the Company’s trade names, trademarks or other designations or any simulations thereof. Executive shall immediately notify the Company in writing upon learning of any potential or actual infringement of any trademark, patent, copyright or other proprietary right owned by or licensed to the Company, or of any actual or potential infringement by the Company of the rights of any third party.

9.    Miscellaneous.

9.1    Notices. Any notice required or permitted to be delivered to any party under the provisions of this Agreement shall be deemed to have been duly given (a) upon hand delivery thereof; (b) upon telefax or email and written confirmation of transmission, (c) upon proof of delivery and receipt of any overnight deliveries, or (d) on the third (3rd) business day after mailing United States registered or certified mail, return receipt requested, postage prepaid, addressed to each party as follows:

To the Company:    105 U.S. Highway One

                                 North Palm Beach, FL 33408

                                 Attn: Chief Legal Officer

To Executive:         to the address set forth on the signature page

or to such other address or such other person as any party shall designate, in writing, to the others for such purposes and in the manner set forth in this Section 9.1.

9.2    Accuracy of Statements. No representation or warranty contained in this Agreement, and no statement delivered, or information supplied to any party pursuant hereto, contains an untrue statement of material fact or omits to state a material fact necessary to make the statements or information contained herein or therein not misleading. The representations and warranties made in this Agreement will be continued and will remain true and complete in all material respects and will survive the execution of the transactions contemplated hereby.

9.3    Entire Agreement. This Agreement sets forth all the promises, covenants, agreements, conditions and understandings between the parties hereto, and supersedes all prior and contemporaneous agreements, understandings, inducements or conditions, expressed or implied, oral or written, except as herein contained.

9.4    Binding Effect; Assignment. This Agreement shall be binding upon the parties hereto, their heirs, administrators, successors and assigns. Except as otherwise provided in this Agreement, no party may assign or transfer its interests herein, or delegate its duties hereunder, without the written consent of the other party. Any assignment or delegation of duties in violation of this provision shall be null and void.

9.5    Amendment. The parties hereby irrevocably agree that no attempted amendment, modification, termination, discharge or change of this Agreement shall be valid and effective, unless the parties shall unanimously agree in writing to such amendment.

9.6    No Waiver. No waiver of any provision of this Agreement shall be effective unless it is in writing and signed by the party against whom it is asserted, and any such written waiver shall only be applicable to the specific instance to which it relates and shall not be deemed to be a continuing or future waiver.

9.7    Gender and Use of Singular and Plural. All pronouns shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the party or parties, or their personal executors, successors and assigns may require.

9.8    Headings. The article and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of the Agreement.

9.9    Governing Law. This Agreement shall be construed in accordance with the laws of the State of Florida and any proceeding arising between the parties in any manner pertaining or related to this Agreement shall, to the extent permitted by law, be held in Palm Beach County, Florida.

9.10    Further Assurances. The parties hereto will execute and deliver such further instruments and do such further acts and things as may be reasonably required to carry out the intent and purposes of this Agreement.

9.11    Litigation. If any party hereto is required to take any action or engage in litigation against any other party hereto, either as plaintiff or as defendant, in order to interpret, enforce or defend any rights under this Agreement, and such litigation results in a final judgment in favor of such party, then the party or parties against whom said final judgment is obtained shall reimburse the prevailing party for all direct, indirect or incidental expenses incurred, including, but not limited to, all attorneys’ fees, court costs and other expenses incurred throughout all negotiations, trials or appeals undertaken in order to enforce the prevailing party’s rights hereunder.

9.12    Mediation. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by a mediation administered by a mutually agreed upon mediator and, except as set forth below, the cost of any such mediation shall be shared equally by all parties thereto. Any judgment on the award rendered by the mediator(s) may be entered in any court having jurisdiction thereof. During any mediation related to the Agreement, the parties shall continue to perform their respective obligations under this Agreement. The prevailing party in any enforcement of this Agreement shall be entitled to recover all costs and expenses of such enforcement, including costs of litigation, and attorneys’ fees, costs, and expenses, at trial through appeal.

9.13     Indemnification; D&O Insurance.

(i)    The Company hereby agrees to indemnify Executive and to defend and hold him harmless to the fullest extent permitted by law and under the by-laws of the Company against and in respect to any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney’s fees at all levels of proceedings), losses, and damages resulting from Executive’s good faith performance of his duties and obligations hereunder. This Section 9.13 shall survive the termination of this Agreement and Executive’s engagement hereunder.

(ii)    The Company shall purchase and maintain insurance, at its expense, to protect itself and Executive while serving in such capacity to Company or on behalf of the Company as an officer or director or employee of any affiliate of the Company.

9.14    Counterparts. This Agreement may be executed in counterparts and by facsimile and/or email ..pdf, each of which shall constitute originals and all of which, when taken together, shall constitute the same original instrument, legally binding all parties to this Agreement.

THIS SPACE INTENTIONALLY BLANK

SIGNATURES CONTINUED ON FOLLOWING PAGE

With full power and authority and intending to be legally bound, the parties hereto have executed this Agreement as of the date first above written.

THE COMPANY:

BURGERFI INTERNATIONAL, INC.

By:	/s/ Julio Ramirez
Julio Ramirez, Chief Executive Officer

EXECUTIVE:

/s/ Michael Rabinovitch
Michael Rabinovitch